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                                                                     EXHIBIT 3.1


                         AGREEMENT AND PLAN OF MERGER

     This Agreement And Plan Of Merger (hereinafter called the "Merger Agreement") is made as of July 29, 1999, by and between Vitria Technology, Inc., a California corporation ("VITRIA California"), and Vitria Acquisition Corporation, a Delaware corporation ("VITRIA Delaware"). VITRIA California and VITRIA Delaware are sometimes referred to as the "Constituent Corporations."

     The authorized capital stock of VITRIA California consists of fifty one million (51,000,000) shares of Common Stock, no par value, and sixteen million (16,000,000) shares of Preferred Stock, no par value. The authorized capital stock of VITRIA Delaware, upon effectuation of the transactions set forth in this Merger Agreement, will consist of fifty one million (51,000,000) shares of Common Stock, $.001 par value, and sixteen million (16,000,000) shares of Preferred Stock, $.001 par value.

     The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that VITRIA California merge into VITRIA Delaware upon the terms and conditions herein provided.

     Now, Therefore, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that VITRIA California shall merge into VITRIA Delaware on the following terms, conditions and other provisions:

1.   Terms And Conditions.

     1.1 Merger. VITRIA California shall be merged with and into VITRIA Delaware (the "Merger"), and VITRIA Delaware shall be the surviving corporation (the "Surviving Corporation") effective upon the date that this Merger Agreement is filed with the Secretary of State of Delaware (the "Effective Date").

     1.2 Name Change. On the Effective Date, the name of VITRIA Delaware shall be Vitria Technology, Inc.

     1.3 Succession. On the Effective Date, VITRIA Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of VITRIA California, except insofar as it may be continued by operation of law, shall be terminated and cease.

     1.4 Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not
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revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.5 Common Stock of VITRIA California and VITRIA Delaware. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Common Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of the Common Stock of VITRIA Delaware and each share of Common Stock of VITRIA Delaware issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

     1.6 Preferred Stock of VITRIA California and VITRIA Delaware. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Series A Preferred Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series A Preferred Stock of VITRIA Delaware, each share of Series A1 Preferred Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series A1 Preferred Stock of VITRIA Delaware, each share of Series B Preferred Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series B Preferred Stock of VITRIA Delaware, each share of Series C Preferred Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series C Preferred Stock of VITRIA Delaware and each share of Series D Preferred Stock of VITRIA California issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Series D Preferred Stock of VITRIA Delaware.

     1.7 Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock or of the Preferred Stock of VITRIA California shall be deemed for all purposes to evidence ownership of and to represent the shares of VITRIA Delaware into which the shares of VITRIA California represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such out-standing stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of VITRIA Delaware evidenced by such outstanding certificate as above provided.

     1.8 Options. On the Effective Date, the Surviving Corporation will assume and continue VITRIA California's 1998 Executive Incentive Plan, 1999 Equity Incentive Plan, and 1999 Employee Stock Purchase Plan and the outstanding and unexercised portions of all options to purchase Common Stock of VITRIA California, including without limitation all options outstanding

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under such stock plans and any other outstanding options, shall be converted into options of VITRIA Delaware, such that an option for one (1) share of VITRIA California shall be converted into an option for one (1) share of VITRIA Delaware, with no change in the exercise price of the VITRIA Delaware option. No other changes in the terms and conditions of such options will occur. Effective on the Effective Date, VITRIA Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of VITRIA California with respect thereto.

     1.9 Warrants. On the Effective Date, the Surviving Corporation will assume and continue any warrants of VITRIA California, and the outstanding and unexercised portions of all warrants shall be converted into warrants of VITRIA Delaware, such that a warrant for one (1) share of VITRIA California shall be converted into a warrant for one (1) share of VITRIA Delaware, with no change in the exercise price of the VITRIA Delaware warrant. No other changes in the terms and conditions of such warrants will occur. Effective on the Effective Date, VITRIA Delaware hereby assumes the outstanding and unexercised portions of such warrants and the obligations of VITRIA California with respect thereto.

     1.10 Employee Benefit Plans. On the Effective Date, the Surviving Corporation shall assume all obligations of VITRIA California under any and all employee benefit plans in effect as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of VITRIA Delaware Common Stock with respect to each such employee benefit plan as is proportional to the number of shares of VITRIA California Common Stock (if any) so reserved on the Effective Date.

2.   Charter Documents, Directors And Officers.

     2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of VITRIA Delaware in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Article I of the Certificate of Incorporation and Bylaws of the Surviving Corporation shall, effective upon the filing of this Merger Agreement with the Secretary of State of the State of Delaware, be amended to read in its entirety as follows: "The name of this corporation is Vitria Technology, Inc."

     2.2 Directors. The directors of VITRIA California immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

     2.3 Officers. The officers of VITRIA California immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.   Miscellaneous.

     3.1 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of VITRIA California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of VITRIA California and otherwise to carry out the purposes of this Merger Agreement, and the

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officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of VITRIA California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     3.2 Amendment. At any time before or after approval by the shareholders of VITRIA California, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of VITRIA California, the principal terms may not be amended without the further approval of the shareholders of VITRIA California) as may be determined in the judgment of the respective Board of Directors of VITRIA Delaware and VITRIA California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

     3.3 Conditions to Merger. The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

          (a) the Merger shall have been approved by the shareholders of VITRIA California in accordance with applicable provisions of the General Corporation Law of the State of California; and

          (b) VITRIA California, as sole stockholder of VITRIA Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

          (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of VITRIA California to be material to consummation of the Merger shall have been obtained.

     3.4 Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either VITRIA California or VITRIA Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of VITRIA California or VITRIA Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of VITRIA California and VITRIA Delaware, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that VITRIA California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

     3.5 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

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     In Witness Whereof, this Merger Agreement, having first been duly approved by the Board of Directors of VITRIA California and VITRIA Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                    Vitria Technology, Inc.,
                                    a California corporation

                                    By:  /s/ JoMei Chang
                                       -----------------------
                                       JoMei Chang
                                       President

                                    By: /s/ Paul Auvil
                                       -----------------------
                                       Paul Auvil, III
                                       Secretary


                                    Vitria Acquisition Corporation,
                                    a Delaware corporation

                                    By: /s/ JoMei Chang
                                       -----------------------
                                       JoMei Chang
                                       President

                                    By: /s/ Paul Auvil
                                       -----------------------
                                       Paul Auvil, III
                                       Secretary

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